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                                                                     EXHIBIT 4.2

                          CERTIFICATE OF DESIGNATIONS

                                 in respect of

                           SERIES B PREFERRED STOCK

                                      of

                              LOT$OFF CORPORATION

                        ______________________________

        Pursuant to Sections 151 and 303 of the General Corporation Law
               of the State of Delaware and a Confirmation Order
    of the United States Bankruptcy Court for the Western District of Texas
                             San Antonio Division
                        ______________________________

          The undersigned, being President of LOT$OFF Corporation, formerly 50-Off Stores, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that, pursuant to a Confirmation Order of the United States Bankruptcy Court for the Western District of Texas, San Antonio Division, dated June 3, 1997, relating to the Debtors' Joint Plan of Reorganization, as Amended, dated March 27, 1997 (the "Confirmation Order") and Sections 151 and 303 of the General Corporation Law of the State of Delaware, the Corporation is establishing a series of Preferred Stock as described in the resolution below. The Joint Plan of Reorganization became effective on June ___, 1997. The Corporation filed for bankruptcy on October 9, 1996. Capitalized terms used herein which are not defined herein shall have the meanings ascribed to them in the Debtors' Joint Plan of Reorganization, as Amended (the "Plan"), which is incorporated herein for all relevant purposes.

          RESOLVED, that, pursuant to the Confirmation Order and Sections 151 and 303 of the General Corporation Law of the State of Delaware, the Corporation hereby establishes a series of Preferred Stock, par value $.01 per share, of the Corporation and fixes the number of shares of such series and the powers, designations, preferences and relative, participating, optional or other rights of such series, and the qualifications, limitations or restrictions thereof as follows:

          The series of Preferred Stock, par value $.01 per share, of the Corporation shall be, and hereby is, designated "Series B Preferred Stock" (the "Series B Preferred Stock"), and the number of shares constituting such series shall be one million (1,000,000). The relative rights and preferences of the Series B Preferred Stock shall be as follows:

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     Section A.  Dividends and Distributions

          Holders of Series B Preferred Stock shall participate in any cash dividends paid to holders of Common Stock as though each share of Series B Preferred Stock is equal to the then applicable Series B Conversion Rate.


     Section B.  Redemption of  Series B Preferred Stock.

          Subject to restrictions imposed by Delaware law, the Corporation may, at its option, redeem the shares of the Series B Preferred Stock in whole or in part, at any time after the Disposition of the Lawsuits (as defined in the Plan but described generally as the rendering of Final Orders with regard to certain pending lawsuits brought by the Corporation), in exchange for the payment of the Series B Liquidation Preference (as defined in Section C hereof). Redemption shall be accomplished using the procedures set forth below:

          (1) Notice Procedure. The Corporation shall give notice to each holder of record (the "Holder") by certified mail, return receipt requested, at least 20 days in advance of the date set forth in such notice as the date on which such redemption is to be effected. The shares shall be redeemed upon payment by the Corporation to Holders of the Series B Liquidation Preference, together with the amount of any dividends accrued and unpaid thereon, as of the redemption date. The Corporation shall be required to redeem pro rata, based on the number of shares of Series B Preferred Stock held by each Holder in relation to the number of shares of Series B Preferred Stock issued and outstanding as of the record date for redemption, at any time it elects to redeem the Series B Preferred Stock in part. Any redemptions hereunder shall be subject to restrictions imposed by Delaware law regarding the circumstances under which such a redemption may be effected.

          (2) Payment Procedures. Any notice mailed by the Corporation shall contain the information required by Delaware law and shall be mailed to each Holder at its address, certified mail, return receipt requested, as the same shall appear on the books of the Corporation. If fewer than all the outstanding shares of Series B Preferred Stock are to be redeemed, the redemption shall be made pro rata as set forth in Section B.(1) hereof. From and after the date fixed in any notice from the Corporation as the date of redemption, and after all amounts necessary to effect such redemption have been set aside for such purpose, all rights of each Holder thereof as a stockholder of the Corporation with respect to the shares redeemed, except the right to receive the redemption price and any accrued and unpaid dividends, shall cease and terminate.

          (3) Delivery of Certificates. Each Holder shall be entitled to receive the redemption price plus any accrued and unpaid dividends upon actual delivery to the Corporation or to such other entity as may be designated by the notice referred to in Subsection (1) of this Section B of certificates for the number of shares to be redeemed, duly endorsed in blank or accompanied by proper instruments of assignment and transfer duly endorsed in blank. Series B Preferred Stock redeemed pursuant to the provisions of this Section B may be held in the treasury of the Corporation or retired and canceled and given the status of authorized and unissued Series B Preferred Stock.

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          (4) Other Redemption Matters.  The Series B Preferred Shares are not
     mandatorily redeemable by the Corporation and shall not have the benefit of any sinking fund for the redemption or purchase of such shares. The Series B Preferred Shares are not redeemable at the option of the Holder.


     Section C.   Priority of the Series B Preferred Stock in the Event of
                  Dissolution.

          (1) Lien on Net Lawsuits' Proceeds. The Holders of the Series B Preferred Stock shall have a Lien on the Net Lawsuits' Proceeds (as defined in the Plan but described generally as proceeds derived from certain pending lawsuits brought by the Corporation net of certain contingency and other fees and expenses) subject to the terms and conditions of the Plan (the "Series B Preferred Stock Lien"). Such Series B Preferred Stock Lien shall be a full assignment and security interest in and upon the Net Lawsuits' Proceeds securing the Corporation's obligation to pay the Series B Liquidation Preference in the event of any liquidation, dissolution or winding up, which Lien shall be junior in right and priority to: (A) any and all contingent fee interests held by counsel prosecuting such Lawsuits on behalf of the Debtors and the Reorganized Debtors, including such contingent fee interest as secures the reimbursement of all expenses owing to such counsel; (B) the reimbursement of the Debtors and the Reorganized Debtors of all expenses directly relating to the prosecution of the Lawsuits paid by the Debtors or the Reorganized Debtors after the Petition Date (October 9, 1996), including after confirmation or after any conversion of the Chapter 11 Cases to Chapter 7; (C) the Class 7 Agent's (with Class 7 generally referring to allowed general unsecured claims) fees and expenses and the fees and expenses of any Professional Persons hired by the Class 7 Agent; (D) the Chapter 11 Professional Fee Lawsuit Carve-Out; and (E) the Liens and security interest of the Senior Secured Exit Financing lender or any successor thereto. The Series B Preferred Stock Lien shall be senior to the Class 7 Lien (as defined in the Plan but described generally as a Lien granted to holders of allowed general unsecured claims pursuant to the Plan and Confirmation Order, securing the Corporation's obligation to issue Series A Preferred Stock and to distribute Excess Net Lawsuits' Proceeds to such holder when required pursuant to the terms and conditions of the Plan). Such Series B Preferred Stock Lien shall be enforceable up to the full amount of the Series B Liquidation Preference in the event of any liquidation, dissolution or winding up of the Corporation. Such Series B Preferred Stock Lien shall be deemed satisfied and released as to any portion of the Net Lawsuits' Proceeds for which Series A Conversion Rights (or fractions thereof) are issued, including Series A Conversion Rights (or fractions thereof) which are issued and held in the Contested Claims Escrow.

          (2) Other Preference.    The Series B Preferred Stock shall have
     preference over the Common Stock and any other class or series of stock ranking junior to the Series B Preferred Stock as to the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation and, in that event, subject to the provisions of applicable law, each Holder of Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, $5.00 per share of Series B Preferred Stock and any accrued but unpaid dividends (the "Series B Liquidation Preference"). Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full on any other securities which are

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     senior as to distribution of assets to Series B Preferred Stock, and after payment shall have been made in full on the Series B Preferred Stock, as provided in this Section C, but not prior thereto, the holders of all the remaining capital stock including Common Stock or any other series or class of stock ranking junior to the Series B Preferred Stock as to distribution of assets shall, subject to the respective terms and provisions of the Restated Certificate of Incorporation of the Corporation, if any, applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the Holders of Series B Preferred Stock shall not be entitled to share therein. The merger or consolidation of the Corporation with another corporation and/or the sale, lease, pledge or mortgage of all or substantially all of the assets of the Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for the purpose of this Section C.


     Section D.  Rights of Conversion into Shares of Common Stock of the
                 Corporation

          (1) General. Subject to the terms hereof, any share or shares of Series B Preferred Stock may be converted, provided that such shares have not been redeemed, on or after the date of issue at the option of each Holder of Series B Preferred Stock, into fully paid and nonassessable shares of Common Stock. Each share of Series B Preferred Stock shall be convertible into Common Stock by surrender to the corporation of the certificate representing such shares of Series B Preferred Stock to be converted by the Holder and by giving written notice to the Corporation of the Holder's election to convert.

          The Corporation shall, as soon as practicable after receipt of such written notice and the proper surrender to the Corporation of the certificate or certificates, duly endorsed, representing shares of Series B Preferred Stock to be converted in accordance with the above provisions, issue and deliver for the benefit of the Holder at the office of the Corporation's duly appointed transfer agent (the "Transfer Agent") to the Holder for whose account such shares of Series B Preferred Stock were so surrendered or to such Holder's nominee or nominees, certificates for the number of shares of Common Stock to which the Holder shall be entitled.
     The certificates of Common Stock of the Corporation issued upon conversion shall bear such legends, if any, as may be required by state or federal laws. Such conversion shall be deemed to have been effective immediately prior to the close of business on the date on which the Corporation shall have received both such written notice and the properly surrendered certificates for shares of Series B Preferred Stock to be converted (the "Conversion Date"), and at such time the rights of the Holder with respect to the Series B Preferred Stock so surrendered for conversion shall cease and such Holder or the person or persons entitled to receive the shares of Common Stock issuable upon the conversion of such shares of Series B Preferred Stock shall be deemed to be, and shall be treated for all purposes as, the record Holder or Holders of such Common Stock on the Conversion Date.

          (2) Conversion Rate. Each share of Series B Preferred Stock may be converted, subject to the terms and provisions of this Section D, into two shares of Common Stock, which is a price equal to one share of Common Stock for each $2.50 of Series B Liquidation Preference or, in case an adjustment of such rate has taken place pursuant to the provisions hereof, then at the Series B Conversion Rate as last adjusted (such rate or adjusted rate shall be expressed as the number of shares of Common Stock

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     to be acquired upon conversion of one share of Series B Preferred Stock and shall be referred to herein as the "Series B Conversion Rate").

          (3) Dividends. Shares of Series B Preferred Stock, if any, shall be entitled to all dividends on account of Series B Preferred Stock (as set forth in Section A hereof) declared and due prior to the Conversion Date and remaining unpaid.

          (4) Cancellation. Series B Preferred Stock converted into Common Stock shall be retired and canceled by the Corporation and given the status of authorized and unissued Series B Preferred Stock.

          (5) Reservation of Shares. The Corporation shall, at all times during which shares of Series B Preferred Stock may be converted into Common Stock, reserve and keep available, out of any Common Stock held as treasury stock or out of its authorized and unissued Common Stock, or both, solely for the purpose of delivery upon conversion of the shares of Series B Preferred Stock as herein provided, such number of shares of Common Stock as shall then be sufficient to effect the conversion of all shares of Series B Preferred Stock from time to time outstanding, and shall take such action as may from time to time be necessary to ensure that such shares of Common Stock will, when issued upon conversion of Series B Preferred Stock, be fully paid and nonassessable.

          (6) Adjustment of Conversion Rate; Notice Rights. The Series B Conversion Rate provided in Subsection (2) of this Section D, in respect of Series B Preferred Stock, shall be subject to adjustment from time to time and the Holders thereof shall have certain rights as follows:

               (a) While any shares of Series B Preferred Stock shall be outstanding, in case the Corporation shall (i) subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock; (ii) combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock; (iii) issue, by reclassification of its shares of Common Stock, any shares of the Corporation; (iv) make a distribution on its Common Stock in shares of its capital stock other than Common Stock; or (v) pay a dividend or make a distribution on its Common Stock in shares of its Common Stock, the Series B Conversion Rate in effect immediately prior thereto shall be adjusted so that each Holder shall be entitled to receive upon conversion the number of shares of capital stock which it would have owned or been entitled to receive after the happening of any of the events described above, had such shares of Series B Preferred Stock been converted immediately prior to the happening of such event, such adjustment to become effective immediately after the opening of business on the day following the day upon which such event becomes effective.

               (b) The Corporation shall give to Holders of Series B Preferred Stock twenty (20) days advance notice (in advance of the record date, effective date or date of closing of stock transfer books) of any merger or consolidation with any other corporation, where the Corporation is not the surviving corporation.

               (c) The Corporation will not, by amendment of its Restated Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or

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          performance of any of the terms to be observed or performed hereunder by the Corporation, but at all times in good faith will assist in the carrying out of all the provisions of this Section D and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of each Holder against impairment.

               (d) No adjustment in the Series B Conversion Rate shall be required, unless such adjustment would require an increase or decrease of at least ten percent (10%) in the Series B Conversion Rate, provided that all adjustments which do not meet this minimum requirement shall be cumulated and the adjustment will be made when the cumulated total is sufficient to require an adjustment. All calculations made pursuant to this subsection (d) of this Section D.(6) shall be made to the nearest one hundredth (l/lOOth) of a share of Common Stock.

          (7) Statement to Transfer Agent. Whenever the Series B Conversion Rate shall be adjusted pursuant to the provisions of this Section D, the Corporation shall forthwith maintain at its office and, if applicable, file with the Transfer Agent for shares of Series B Preferred Stock and for shares of Common Stock, a statement signed by the President or a Vice President of the Corporation and by its Treasurer or an Assistant Treasurer, stating the adjusted Series B Conversion Rate and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment, and stating the facts on which the calculation is based. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.


     Section E.  Rights of Conversion into Shares of Series A Preferred Stock of the Corporation.

          (8) General. Subject to the terms hereof, any share or shares of Series B Preferred Stock may be converted, provided such shares have not been redeemed, on or after such time as such share or shares of Series B Preferred Stock is or are deemed fully convertible, into fully paid and nonassessable shares of Series A Preferred Stock. A share of Series B Preferred Stock shall be deemed fully convertible at such time as a full Series A Conversion Right with respect to such share of Series B Preferred Stock has been deemed distributed by the Corporation. One Series A Conversion Right shall be issued for each $5.00 of Net Lawsuits' Proceeds received by the Corporation. Series A Conversion Rights shall be deemed distributed as and when sufficient Net Lawsuits' Proceeds are received by the Corporation to warrant an effective distribution, in the Corporation's discretion; provided, however, an effective distribution shall be made upon receipt of $250,000 in Net Lawsuits' Proceeds for which no previous Series A Conversion Rights have been issued. Each distribution shall be made on a pro rata basis to Holders on the record date for the distribution. Upon the effective distribution of 798,210 Series A Conversion Rights, no further Series A Conversion Rights shall be issued. Once deemed fully convertible in accordance with the foregoing and subject to the terms and provisions of the Plan, each share of Series B Preferred Stock shall be convertible into Series A Preferred Stock by surrender to the Corporation of the certificate representing such shares of Series B Preferred Stock to be converted by the Holder and by giving written notice to the Corporation of the Holder's election to convert.

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          The Corporation shall, as soon as practicable after receipt of such written notice and the proper surrender to the Corporation of the certificate or certificates, duly endorsed, representing shares of Series B Preferred Stock to be converted in accordance with the above provisions, issue and deliver for the benefit of the Holder at the office of the Corporation's duly appointed transfer agent (the "Transfer Agent") to the Holder for whose account such shares of Series B Preferred Stock were so surrendered or to such Holder's nominee or nominees, certificates for the number of shares of Series A Preferred Stock to which the Holder shall be entitled. The certificates of Series A Preferred Stock of the Corporation issued upon conversion shall bear such legends, if any, as may be required by state or federal laws. Such conversion shall be deemed to have been effective immediately prior to the close of business on the date on which the Corporation shall have received both such written notice and the properly surrendered certificates for shares of Series B Preferred Stock to be converted (the "Conversion Date"), and at such time the rights of the Holder with respect to the Series B Preferred Stock so surrendered for conversion shall cease and such Holder or the person or persons entitled to receive the shares of Series A Preferred Stock issuable upon the conversion of such shares of Series B Preferred Stock shall be deemed to be, and shall be treated for all purposes as, the record Holder or Holders of such Series A Preferred Stock on the Conversion Date.

          (2) Conversion Rate. Each share of Series B Preferred Stock may be converted, subject to the terms and provisions of this Section E and the Plan, into one share of Series A Preferred Stock.

          (3) Dividends. Shares of Series B Preferred Stock, if any, shall be entitled to all dividends on account of Series B Preferred Stock (as set forth in Section A hereof) declared and due prior to the Conversion Date and remaining unpaid.

          (4) Cancellation. Series B Preferred Stock converted into Series A Preferred Stock shall be retired and canceled by the Corporation and given the status of authorized and unissued Series B Preferred Stock.

          (5) Reservation of Shares. The Corporation shall, at all times during which shares of Series B Preferred Stock may be converted into Series A Preferred Stock, reserve and keep available, out of any Series A Preferred Stock held as treasury stock or out of its authorized and unissued Series A Preferred Stock, or both, solely for the purpose of delivery upon conversion of the shares of Series B Preferred Stock as herein provided, such number of shares of Series A Preferred Stock as shall then be sufficient to effect the conversion of all shares of Series B Preferred Stock from time to time outstanding, and shall take such action as may from time to time be necessary to ensure that such shares of Series A Preferred Stock will, when issued upon conversion of Series B Preferred Stock, be fully paid and nonassessable.


     Section F.  Fractional Shares.

          No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon any redemption or conversion of shares of Series B Preferred Stock but, in lieu thereof, there shall be paid an amount in cash equal to the same fraction of the current market price of a whole share of Common Stock on the day preceding the day of redemption or conversion.

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     Section G.  Voting Rights of Series B Preferred Stock.

          Holders of Series B Preferred Stock shall have no voting rights except as provided below and as required under the Delaware General Corporation Law. Holders of Series B Preferred Stock shall be entitled to vote alongside the Common Stock on all matters to be voted upon by holders of Common Stock from and after the Disposition of the Lawsuits; provided, however, that for purposes of voting, each share of Series B Preferred Stock shall be entitled to a number of votes equal to the then applicable Series B Conversion Rate.


          IN TESTIMONY WHEREOF, LOT$OFF Corporation has caused this Statement to be signed by its President and its Secretary this ____ day of June, 1997.

                                    LOT$OFF CORPORATION



                                    By:
                                       ----------------------------------------
                                         Charles J. Fuhrmann II
                                         President

     ATTEST:


     -----------------------------
          James G. Scogin
          Secretary

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